LBFoster	News Release

L.B. FOSTER REPORTS STRONG THIRD QUARTER

 OPERATING RESULTS

PITTSBURGH, PA, November 1, 2011 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported its 2011 third quarter operating results.

Third Quarter Results

•	Third quarter net income was $9.7 million or $0.95 per diluted share compared to $6.5 million or $0.63 per diluted share last year.

•	Third quarter sales increased by $37.1 million or 29.6% due to the inclusion of Portec Rail Products Inc. sales, as well as an 8.5% sales increase in the legacy L.B. Foster business.

•	Gross Profit margin was 18.9%, 290 basis points higher than the prior year, primarily as a result of:
o	The inclusion of Portec’s results in the current year.
o	Partially offset by a 100 basis point decrease in L.B. Foster’s legacy business gross profit margins.
▪	The legacy Foster gross profit margin was lower than the prior year quarter due to an unfavorable change in LIFO expense totaling 80 basis points.

•	Selling and administrative expense increased by $7.6 million, due principally to the inclusion of Portec Rail Products in our results.

•
Adjusted EBITDA (Earnings before taxes, interest, depreciation, amortization and other purchase accounting charges not considered amortization) was $17.4 million compared to $12.4 million in the prior year quarter.

•
Third quarter bookings were $128.7 million compared to $124.8 million last year, an increase of 3.2%.  Excluding Portec, bookings were 14.2% lower than last year.  At quarter end, our backlog was $153.0 million, 25.3% lower than the prior year (33.2% lower without Portec).

Product Claim Update
On July 12, 2011 the Union Pacific Railroad (“UPRR”) notified the Company and CXT Incorporated, a subsidiary of the Company (CXT), of a warranty claim under CXT's 2005 supply contract relating to the sale of prestressed concrete railroad ties to the UPRR.  The UPRR has asserted that a significant percentage of concrete ties manufactured in 2006 through 2010 at CXT's Grand Island, Nebraska facility fail to meet contract specifications, have workmanship defects and are cracking and failing prematurely.

Since late July 2011, the Company and CXT have been working with material scientists and prestressed concrete experts, who have been testing a representative sample of Grand Island concrete ties.  While this testing is not complete, we have not identified any appreciable defects in workmanship nor have we identified any material deviation from our contractual specifications for the concrete ties in question.  We expect that the testing required to address the product claim will be completed sometime during the first quarter of 2012.

No adjustments have been recorded as a result of this claim as the impact, if any, cannot be estimated at this time.  No assurances can be given regarding the ultimate outcome of this matter.

CEO Comments
Stan L. Hasselbusch, L. B. Foster’s president and chief executive officer, said, “Our performance in the third quarter was strong overall as we reported record earnings from operations.  The Rail and Tubular segments reported strong sales and income, while the softness in the Construction segment that we discussed last quarter has continued.  Our Rail business had an excellent quarter on the strength of Portec Rail Products and Rail Distribution as sales were up 67.3% and gross profit more than doubled.”  Mr. Hasselbusch went on to say, “We continue to be focused on the product claim made by the UPRR and completing the testing and evaluation process within the next 60 to 90 days continues to be a top priority.”  Mr. Hasselbusch concluded by adding, “The expired transportation bill was extended through March 2012 which is expected to approximate current spending levels.  This lack of progress related to new transportation legislation and steadily decreasing government spending on infrastructure due to weak finances are perpetuating negative headwinds for our construction and transit markets.  We expect to continue to experience a highly competitive market environment for the next nine months and we are concerned about the likelihood of a satisfactory resolution of transportation legislation as well as appropriate funding mechanisms for such a bill.”

Nine Month Results
•
Net sales for the first nine months of 2011 increased by $126.4 million or 38.7%, due to the inclusion of Portec Rail Product sales in 2011 and a 14.7% sales increase in the comparable L.B. Foster business.

•
Gross profit margin was 16.4%, 40 basis points higher than the prior year period due to the inclusion of the results of Portec Rail Products, partially offset by unfavorable gross profit adjustments of $4.4 million related to costs incurred primarily to exit our Grand Island concrete tie facility and $2.6 million of increased unfavorable LIFO adjustments.

•	Selling and administrative expenses increased $20.1 million or 67.7% from the prior year due primarily to the inclusion of Portec’s operating costs.

•
The Company’s income tax rate was 31.2% compared to 35.6% in the prior year.  The rate reduction was due to the impact of Portec Rail Products' results and the lower effective tax rate applicable to its foreign operations as well as the receipt of state tax refunds.

•	Net income for the first nine months of 2011 was $16.8 million or $1.62 per diluted share compared to net income of $14.3 million or $1.38 per diluted share in 2010.

•	Adjusted EBITDA for the first nine months of 2011 was $36.2 million compared to $29.2 million in the prior year.

•
Cash generated from operating activities was $20.4 million for the third quarter of 2011 compared to $15.9 million of cash provided from operating activities in 2010.  For the nine months, cash generated from operating activities was $10.0 million in 2011 compared to $32.7 million in 2010.

•	The Company purchased 230,612 shares of its common stock during the third quarter of 2011 at an average cost of $21.39 per share for a total cost of approximately $4.9 million.

L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2011 operating results and business conditions on Tuesday November 1, 2011 at 11:00am ET.  The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer.  Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.  The replay can also be heard via telephone at (888) 286-8010 by entering pass code 49858712.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; resolution of the product claim;  and those matters set forth in Item 22, "Commitments and Contingencies" and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2010, as updated by any subsequent Form 10-Qs.  The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces.  The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise.
Contact:
David Russo	Phone: 412.928.3417	L.B. Foster
	Email: Investors@Lbfosterco.com	415 Holiday Drive
	Website: www.lbfoster.com	Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

NET SALES	$162,701	$125,561	$453,507	$327,067

COSTS AND EXPENSES:
Cost of goods sold	131,921	105,519	378,968	274,637
Selling and administrative expenses	17,365	9,763	49,691	29,633
Amortization expense	706	95	2,116	192
Interest expense	170	211	443	697
(Gain) loss on joint venture	(287)	31	(570)	272
Interest income	(74)	(114)	(224)	(295)
Gain on foreign exchange	(715)	0	(505)	0
Other income	(646)	(46)	(814)	(199)
	148,440	115,459	429,105	304,937

INCOME BEFORE INCOME TAXES	14,261	10,102	24,402	22,130

INCOME TAX EXPENSE	4,521	3,589	7,611	7,877
			.
NET INCOME	$9,740	$6,513	$16,791	$14,253

BASIC EARNINGS PER COMMON SHARE	$0.96	$0.64	$1.64	$1.40

DILUTED EARNINGS PER COMMON SHARE	$0.95	$0.63	$1.62	$1.38

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC	10,185	10,246	10,257	10,203

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED	10,293	10,354	10,366	10,324

L.B. Foster Company and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2011	2010
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash and cash items	$57,135	$74,800
Accounts and notes receivable:
Trade	80,514	66,908
Other	743	2,789
Inventories	93,880	90,367
Current deferred tax assets	1,698	911
Prepaid income tax	0	972
Other current assets	2,156	2,535
Total Current Assets	236,126	239,282

OTHER ASSETS:
Property, plant & equipment-net	46,896	46,216
Goodwill	44,205	44,205
Other intangibles - net	43,591	45,429
Investments	3,182	1,987
Other non-current assets	1,722	1,663
Total Other Assets	139,596	139,500

	$375,722	$378,782

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities on other long-term debt	$2,377	$2,402
Accounts payable-trade and other	53,898	45,533
Deferred revenue	8,273	16,868
Accrued payroll and employee benefits	8,528	9,054
Other accrued liabilities	15,893	22,962
Total Current Liabilities	88,969	96,819

OTHER LONG-TERM DEBT	407	2,399
DEFERRED TAX LIABILITIES	10,682	11,929
OTHER LONG-TERM LIABILITIES	9,876	11,888

STOCKHOLDERS' EQUITY:
Class A Common stock	111	111
Paid-in capital	47,619	47,286
Retained earnings	249,303	233,279
Treasury stock	(28,751)	(23,861)
Accumulated other comprehensive loss	(2,494)	(1,068)
Total Stockholders' Equity	265,788	255,747

	$375,722	$378,782

L.B. Foster Company
Reconciliation of GAAP to Non-GAAP Financial Measures

L.B. Foster (Foster) reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, Foster believes that certain non-GAAP financial measures are useful in managing our performance.  One such non-GAAP measure is Adjusted EBITDA.

Adjusted EBITDA, which Foster defines as net income before interest, taxes, depreciation, amortization and other non-cash charges (principally related to purchase accounting adjustments, such as the $2.5 million charge taken in the first quarter of 2011 related to the write-up of inventory owned by Portec  to fair value less cost to sell on the date of acquisition) is used due to its wide acceptance as a measure of operating profitability before non-operating expenses (interest and taxes) and noncash charges (depreciation and amortization and other noncash charges).  Additionally, Adjusted EBITDA is one of the performance measures used in Foster’s debt covenant calculations and incentive compensation plan.

This non-GAAP financial measure is not a substitute for GAAP financial results and should only be considered in conjunction with Foster’s financial information that is presented in accordance with GAAP. A quantitative reconciliation of GAAP net income to Adjusted EBITDA is provided in the table below.

Reconciliation of GAAP Net Income to Adjusted EBITDA
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net income	$9,740	$6,513	$16,791	$14,253

Income tax expense	4,521	3,589	7,611	7,877

Interest, net	96	97	219	402

Depreciation and amortization	3,081	2,244	9,075	6,640

EBITDA, Non-GAAP	17,438	12,443	33,696	29,172

Adjustments or charges

Difference between net realizable value and cost basis of inventory sold due to purchase accounting step-up	0	0	2,493	0

Adjusted EBITDA	$17,438	$12,443	$36,189	$29,172